Exhibit 23

Consent of Independent Registered Public Accounting Firm

Community Financial Corporation
Staunton, Virginia

We consent to the incorporation by reference in Registration Statement No. 333-156736 of Community Financial Corporation on Form S-3 and in Registration Statement No. 333-109218 of Community Financial Corporation on Form S-8 of our report dated May 30, 2009, relating to our audits of the consolidated balance sheets of Community Financial Corporation and subsidiary as of March 31, 2009 and 2008 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended March 31, 2009, 2008 and 2007, which appear in this Form 10-K of Community Financial Corporation for the year ended March 31, 2009.

/s/ Yount, Hyde and Barbour, P.C.

Winchester, Virginia
June 26, 2009